Exhibit 99.1

TEL 713.627.7474 FAX 713.626.3650 5151 San Felipe, Suite 800 Houston, Texas 77056

FOR IMMEDIATE RELEASE

TPC Group Announces Receipt of Requisite Consents and Conditional Redemption of Senior Secured Notes

Houston, TX, November 29, 2012 – TPC Group, Inc. (Nasdaq: TPCG), a leading fee-based processor and service provider of value-added products derived from niche petrochemical raw materials, announced today the preliminary results for the tender offer (the “Tender Offer”) and the consent solicitation (the “Consent Solicitation”) by TPC Group LLC, its wholly owned subsidiary, for its 8.25% Senior Secured Notes due 2017 (the “Notes”).

As of 5:00 p.m., New York City time, on November 29, 2012, the withdrawal deadline and the consent payment deadline for the Tender Offer and the Consent Solicitation, TPC Group LLC had received valid tenders and related consents in respect of approximately $349.9 million aggregate principal amount of the Notes, representing 99.97% of the outstanding Notes. As the withdrawal deadline has now passed, Notes tendered pursuant to the Tender Offer may no longer be withdrawn and consents delivered pursuant to the Consent Solicitation may no longer be revoked.

Adoption of the proposed amendments to eliminate the restrictive covenants and events of default (the “Proposed Indenture Amendments”) requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes, and adoption of the proposed amendments to release the collateral securing the obligations under the Notes (the “Proposed Collateral Release Amendments”) requires the consent of the holders of at least 66-2/3% of the outstanding principal amount of the Notes. Consequently, the requisite consents to adopt the Proposed Indenture Amendments and the Proposed Collateral Release Amendments have been received through the consent payment deadline.

The Tender Offer and the Consent Solicitation are being made upon the terms and subject to the conditions described in the Offer to Purchase and Consent Solicitation Statement dated November 15, 2012 (the “Offer to Purchase”) and the related letter of transmittal and consent. The Tender Offer and the Consent Solicitation will expire at 8:00 a.m., New York City time, on December 14, 2012, unless extended or earlier terminated (the “Expiration Time”). Notes tendered after 5:00 p.m., New York City time, on November 29, 2012 but at or prior to the Expiration Time will be eligible to receive the tender offer consideration offered in the Tender Offer of $1,082.45 per $1,000 principal amount of Notes so tendered but not the consent payment of $30.00 per $1,000 principal amount of Notes offered pursuant to the Consent Solicitation.

The Tender Offer and the Consent Solicitation are being made in connection with the proposed acquisition of TPC Group Inc. by entities affiliated with First Reserve Corporation and SK Capital Partners (such transaction referred to herein as the “Merger”). The Tender Offer and the Consent Solicitation are subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, the consummation of the Merger, as more fully described in the Offer to Purchase.

TPC Group LLC also announced that it intends to call for redemption the remaining Notes not purchased in the Tender Offer and outstanding at the redemption date at a redemption price of 103% plus accrued and unpaid interest to the redemption date, with such redemption being conditioned upon the consummation of the Merger. In the event that the Merger is consummated prior to the redemption date for the redemption, the Notes to be redeemed will be satisfied and discharged concurrent with the consummation of the Merger.

TPC Group has engaged BofA Merrill Lynch to act as the dealer manager and solicitation agent for the Tender Offer and Consent Solicitation and Global Bondholder Services Corporation to serve as the tender agent and information agent for the Tender Offer and Consent Solicitation.

Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 470-3800 (collect) (banks and brokerage firms please call (212) 430-3774). Questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to BofA Merrill Lynch by telephone at (888) 292-0070 (toll-free) and (980) 683-3215 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes. The Tender Offer and the Consent Solicitation are being made solely by the Offer to Purchase and the related letter of transmittal and consent, which sets forth the complete terms and conditions of the Tender Offer and the Consent Solicitation. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. TPC Group LLC reserves the right to terminate or withdraw the Tender Offer and the Consent Solicitation at any time, subject to applicable law. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

This press release contains forward-looking statements which include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements are based upon management’s current plans and beliefs or current estimates of future results or trends. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements.

Given these risks and uncertainties, we urge you to read the tender offer materials completely and with the understanding that actual future results may be materially different from what we plan or expect. All of the forward-looking statements made in this press release, including statements related to the Tender Offer and the Consent Solicitation are qualified by these cautionary statements and investors are cautioned not to place undue reliance on these forward-looking statements. In addition, these forward-looking statements present our estimates and assumptions only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, except, with respect to the Tender Offer and the Consent Solicitation, as specifically set forth in this press release or as otherwise required by law.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials, such as C4 hydrocarbons, and provider of critical infrastructure and logistics services along the Gulf Coast region. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

CONTACT: Investor Relations

Contact: Miguel Desdin

Email: miguel.desdin@tpcgrp.com

Phone: 713-627-7474

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